UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by Unilife Corporation (the “Company”), on November 9, 2015, the Company entered into and closed a Stock Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Fund”) whereby the Company issued 790 shares of its Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The rights, privileges, terms and conditions of the Series A Preferred Stock are set forth on a Certificate of Designations of Series A Redeemable Convertible Preferred Stock which was filed with the Secretary of State of the State of Delaware on November 6, 2015 (the “Certificate of Designations”). Terms not otherwise defined herein have the same meaning as set forth on the Certificate of Designations.

On November 13, 2015, the Fund delivered to the Company a notice of conversion for 50 shares of Series A Preferred Stock (the “First Conversion Notice”). On November 19, 2015, the Fund delivered to the Company another notice of conversion for 200 shares of Series A Preferred Stock (together with the First Conversion Notice, the “Conversion Notices”). The calculation in the Conversion Notices assume the occurrence of “Trigger Events” (as defined in the Purchase Agreement). The Company disputes the occurrence of any Trigger Event and has reserved all rights and remedies, including the right to initiate an arbitration related to this dispute. While disputing the claims made in the Conversion Notices, on November 23, 2015, the Company issued an additional 3,332,706 shares of its common stock to the Fund (the “Shares”) representing the number of additional Shares that the Company believes the Fund would be entitled to receive as a result of a Trigger Event, beyond the 3,928,936 shares and $280,000 in cash that the Company had issued and paid on the basis that no Trigger Event had occurred.

Under the terms of the Certificate of Designations, a Trigger Event would (i) increase the Dividend Rate on the Series A Preferred Stock by 10 percentage points per annum, (ii) change the manner in which the number of shares of common stock to be issued by the Company in a conversion is calculated (including decreasing the basis on which the common stock is valued and increasing the measurement period over which the value is calculated), which will result in more shares of common stock being issued by the Company in a conversion than would have been issued had a Trigger Event not occurred, and (iii) eliminate the ability of the Company to redeem the Series A Preferred Stock (other than in certain circumstances) or require the Fund to convert its shares of Series A Preferred Stock. In the event of certain Trigger Events, the prohibition on the Fund from short selling the Company’s common stock also would be removed.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the complete text of such document which was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: November 24, 2015	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer